CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of AAM Brentview Dividend Growth ETF, AAM Low Duration Preferred and Income Securities ETF, AAM Sawgrass U.S. Large Cap Quality Growth ETF, and AAM Sawgrass U.S. Small Cap Quality Growth ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 17, 2025